EXHIBIT 99.3

AMENDMENT NO. 1 TO VOTING AGREEMENT

This Amendment No. 1 to Voting Agreement (this “Amendment”) is made as of September 6, 2008, by and between M-Wave International, LLC, an Illinois limited liability company (the “Purchaser”), and Mercator Momentum Fund, LP and each of its affiliates set forth on the signature page hereto (individually and collectively referred to as “Stockholder”), each a Stockholder of M-Wave, Inc., a Delaware corporation (“M-WAV”).

RECITALS

A.           Purchaser and Stockholder have previously entered into a Voting Agreement dated June 5, 2008 (the “Voting Agreement”), pursuant to which, subject to certain conditions, Stockholder has agreed to vote the equity securities of M-WAV (the “Securities”) it owns in favor of a transaction contemplated through the sale of substantially all of the assets of M-WAV (the “Asset Sale”) to Purchaser;

B.           Section 1.2(a) of the Voting Agreement required that a definitive agreement for the Asset Sale be entered into by the parties not later than July 17, 2008;

C.           That date has expired, but effective as of the date hereof, M-WAV and Purchaser have entered into a definitive agreement, a copy of which is attached hereto as Exhibit A and made a part hereof, and so the parties desire to amend the Voting Agreement to extend Stockholder’s obligation to vote the Securities in favor of the Asset Sale as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.	Section 1.2 of the Voting Agreement shall be, and hereby is, deleted in its entirety and the following shall be, and hereby is, inserted in its place:

Conditions to Obligations to Vote the Securities.  The parties agree that the Stockholders’ obligations to vote the Securities in favor of the Asset Sale shall be conditioned on the following:

(a)           Attached hereto as Exhibit A and made a part hereof is a true and correct copy of the definitive agreement (the “Definitive Agreement”) dated September 6, 2008 providing for the Asset Sale to Purchaser.  Stockholder agrees to vote its Securities in favor of the Asset Sale as described in Section 1.1(a) of the Voting Agreement unless and until the Definitive Agreement is terminated by the parties as described in Article IX therein;

(b)           The Board of Directors of M-WAV has received an opinion from B. Riley & Co. advising the Board that in their opinion the Asset Sale is fair to the Stockholders of M-WAV.  Attached hereto as Exhibit B and made a part hereof is this fairness opinion;

(c)           On July 25, 2008, the Board by unanimous written consent approved the Asset Sale and is recommending it to the M-WAV Stockholders.  On September 6, 2008 the Board adopted and approved the Definitive Agreement; and

(d)           M-WAV shall continue to have substantially complied with all applicable legal requirements including, but not limited to, securities and general corporate law requirements in accordance with the solicitation of the M-WAV shareholders who shall be requested to vote on the Asset Sale.

2.	Except as set forth herein, the Voting Agreement shall remain unchanged and continue in full force and effect.

3.
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Any signature page delivered to this Amendment via facsimile shall be binding to the same extent as an original signature.  Any party who delivers such signature page agrees to later deliver an original counterpart to any party that requests it.

[ signature page follows ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

M-WAVE INTERNATIONAL, LLC

By:	/s/ Joseph A. Turek
Name:	Joseph A. Turek
Title:	Managing Partner

[Counterpart Stockholder Signature Page Follows]

Signature Page to Amendment No. 1 to Voting Agreement

      IN WITNESS WHEREOF, the undersigned has executed this Voting Agreement, effective as of the date first written above.

Mercator Momentum Fund, LP

By:	/s/David Firestone

EQUITY SECURITIES OF MWAV OWNED	56,609 shares of Common Stock
5,375 shares of Series A Preferred Stock
7,100 shares of Series B Preferred Stock

AFFILIATED ENTITIES:

(Print or Type Name of Entity)

By:
(Signature of Authorized Signatory)

Name:
(Print or Type Name of Authorized Signatory)

Title:
(Print or Type Title of Authorized Signatory)

ADDRESS FOR NOTICES:

Fax No.:

EQUITY SECURITIES OF MWAV OWNED	_______ shares of Common Stock
_______ shares of Series A Preferred Stock
_______ shares of Series B Preferred Stock